Exhibit 10.2

OPERATING AGREEMENT

      This Operating Agreement (this “Agreement”) is dated August 12, 2010 and is entered into among Zhengzhou Shentong Investment Consulting Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China (“Shentong Investment”), Zhengzhou Shensheng Aluminum Foil Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China (“Shensheng Aluminum”) and Zhengzhou Aluminum Co., Ltd, the sole shareholder of Shensheng Aluminum (“Zhengzhou Aluminum”). Shentong Investment, Zhengzhou Aluminum and Shensheng Aluminum are referred to collectively in this Agreement as the “Parties.”

RECITALS

1.	Shentong Investmeng has established a business relationship with Shensheng Aluminum by entering into the “Consultation Agreement” (hereinafter referred to as the “Consultation Agreement”);

2.	Pursuant to the above-mentioned agreement between Shentong Investmeng and Shensheng Aluminum, Shensheng Aluminum shall pay certain consulting fees to Shentong Investmeng

3.	The Parties are entering into this Agreement define and clarify the relationship between Shentong Investmeng and Shensheng Aluminum, relating to Shensheng Aluminum’s operations.

         NOW THEREFORE, all parties of this Agreement hereby mutually agree as follows;

1.
Shentong Investmeng agrees, subject to the satisfaction of the relevant provisions by Shensheng Aluminum herein, as the guarantor for Shensheng Aluminum in the contracts, agreements or transactions in connection with Shensheng Aluminum’s operation between Shensheng Aluminum and any other third party, to provide full guarantee for the performance of such contracts, agreements or transactions by Shensheng Aluminum. Shensheng Aluminum agrees, as a counter-guarantee, to pledge all of its assets, including accounts receivable, to Shentong Investmeng According to the aforesaid guarantee. Shentong Investmeng  wishes to enter into written guarantee agreements with Shensheng Aluminum’s counter-parties thereof to assume liability as the guarantor when and if needed; therefore, Shensheng Aluminum, Zhengzhou Aluminum shall take all necessary actions (including but not limited to executing and delivering relevant documents and filing of relevant registrations) to carry out the arrangement of counter-guarantee to Shentong Investmeng

2.
In consideration of the requirement of Article 1 herein and assuring the performance of the various operation agreements between Shentong Investmeng and Shensheng Aluminum and the payment of the payables accounts by Shensheng Aluminum to Shentong Investmeng, Shensheng Aluminum together with the Zhengzhou Aluminum hereby jointly agree that Shensheng Aluminum shall not conduct any transaction which may materially affects its assets, obligations, tight or the operations of Shensheng Aluminum (excluding the business contracts, agreements, sell or purchase assets during Shensheng Aluminum’s regular operation and the lien obtained by relevant counter parties due to such agreement) prior written consent of Shentong Investmeng, including but not limited to the following:

2.1	To borrow money from any third party or assume any debt;

2.2	To sell, license, transfer, or acquire from or to any third party any asset or right, including but not limited to any intellectual property right;

2.3	To provide any guarantees to any third parties using its assets or intellectual property rights;

2.4	To assign to any third party of its business agreements.

3.
In order to ensure the performance of the various operational agreements between Shentong Investmeng and Shensheng Aluminum and the payment of the various payables by Shensheng Aluminum to Shentong Investmeng, Shensheng Aluminum together with the Zhengzhou Aluminum hereby jointly agree to accept, from time to time, advice regarding corporate policy advise provided by Shentong Investmeng in connection with company’s daily operations, financial management and the employment and dismissal of the company’s employees.

4.
Shensheng Aluminum together with the Zhengzhou Aluminum hereby jointly agree that the Shareholder shall appoint the person recommended by Shentong Investmeng as the directors of Shensheng Aluminum, and Shensheng Aluminum shall appoint Shentong Investmeng’s senior managers as Shensheng Aluminum’s General Manager, Chief Financial Officer, and other senior officers. If any of the above senior officers leaves or is dismissed by Shentong Investmeng, he or she will lose the qualification to take any position in Shensheng Aluminum and Shensheng Aluminum shall appoint other senior officers of Shentong Investmeng recommended by Shentong Investmeng to take such position. The person recommended by Shentong Investmeng in accordance with this Article herein should comply with the stipulation on the qualifications of directors, General Manager, Chief Financial Officer, and other senior officers pursuant to applicable law.

5.
Shensheng Aluminum together with the Zhengzhou Aluminum hereby jointly agree and confirm that Shensheng Aluminum shall seek the guarantee from Shentong Investmeng first if it needs any guarantee for its performance of any contract or loan of flow capital in the course of operation. In such case, Shentong Investmeng shall have the right but not the obligation to provide the appropriate guarantee to Shensheng Aluminum on its own discretion. If Shentong Investmeng decides not to provide such guarantee, Shentong Investmeng shall issue a written notice to Shensheng Aluminum immediately and Shensheng Aluminum shall seek a guarantee from other third party.

6.
In the event that any of the agreement between Shentong Investmeng and Shensheng Aluminum terminates or expires, Shentong Investmeng shall have the right but not the obligation to terminate all agreements between Shentong Investmeng and Shensheng Aluminum including but not limited to the Consultation Agreement.

7.
Any amendment and supplement of this Agreement shall be made in writing. The amendment and supplement duly executed by all parties shall be deemed as a part of this Agreement and shall have the same legal affect as this Agreement.

8.
If any clause hereof is judged as invalid or non-enforceable according to applicable laws, such clause shall be deemed invalid only with respect to the affected clause, and without affecting other clauses hereof in any way.

9.
Shensheng Aluminum shall not assign its rights and obligations under this Agreement to any third party without the prior written consent of Shentong Investmeng Shensheng Aluminum hereby agrees that Shentong Investmeng may assign its rights and obligations under this Agreement at its discretion and such transfer shall only be subject to a written notice sent to Shensheng Aluminum by Shentong Investmeng, and no any further consent from Shensheng Aluminum will be required.

10.
All parties acknowledge and confirm that any roal or written materials communicated pursuant to this Agreement are confidential documents. All parties shall keep secret of all such documents and not disclose any such documents to any third party without prior written consent (except the written consent of the Zhengzhou Aluminum shall not be required) from other parties except under the following conditions: (a) such documents are known or shall be known by the public (excluding the receiving party discloses such documents to the public without authorization); (b) any documents disclosed in accordance with applicable laws or rules or regulations of stock exchange; (c) any documents required to be disclosed by any party to its legal counsel or financial consultant for the purpose of the transaction of this Agreement by any party, and such legal counsel or financial consultant shall also comply with the confidentiality as stated hereof. Any disclosure by employees or agencies employed by any party shall be deemed the disclosure of such third party and such party shall assume the liabilities for its breach of contract pursuant to this Agreement. This Article shall survive termination of this Agreement.

11.	This Agreement shall be governed by and construed in accordance with the laws of the PRC.

12.
Any disputes arising from and related to this Agreement shall be settled by both parties through bona fide negotiations. If a dispute cannot be resolved through bona fide negotiations within ninety (90) days, parties hereby elect to have the United States District Court for the Southern District of New York to retain jurisdiction.

13.	This Agreement shall be executed by a duly authorized representative of each party as of the date first written above and become effective simultaneously.

14.
Notwithstanding Article 13 hereof, the parties confirm that this Agreement shall constitute the entire agreement of the Parties with respect to the subject matters therein and supersedes and replaces all prior or contemporaneous verbal and written agreement and understandings.

15.
The term of this agreement is twenty (20) years unless early termination occurs in accordance with relevant provisions herein or in any other relevant agreement reached by all parties. This Agreement may be extended only upon Shentong Investmeng’s written confirmation prior to the expiration of this Agreement and the extended term shall be determined by the Parties hereto through mutual consultation During the aforesaid term, if Shentong Investmeng or Shensheng Aluminum is terminated at expiration of the operation term (including any extension of such term ) or by any other reason, this Agreement shall be terminated upon such termination of such party, unless such party has already assigned its rights and obligations in accordance with Article 9 hereof.

16.
This agreement shall be terminated on the expiration date unless it is renewed in accordance with the relevant provision herein. During the valid term of this Agreement, Shensheng Aluminum shall not terminate this Agreement. Notwithstanding the above stipulation, Shentong Investmeng shall have the right to terminate this Agreement at any time by issuing a thirty (30) days prior written notice to Shensheng Aluminum.

17.	This Agreement has been executed in duplicate originals, each Party has received one (1) duplicate original, and all originals shall be equally valid.

        IN WITNESS WHEREOF each party hereto has caused this Agreement duly executed by itself or a duly authorized representative on its behalf as of the date first written above.

Zhengzhou Shentong Investment Consulting Co., Ltd.

By:/s/ Dongwei Zhang
      Dongwei Zhang

Executive Director

Zhengzhou Shensheng Aluminum Foil Co., Ltd.

By:/s/ Congfu Li
      Congfu Li

Executive Director

Zhengzhou Aluminum Co., Ltd.

By:/s/ Congfu Li
      Congfu Li

Chairman of the Board